UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2012

WEBSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30093	51-0380839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10240 Sorrento Valley Road, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 320-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On April 24, 2012, Websense, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended March 31, 2012. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item and the exhibit attached hereto are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, whether filed before or after the date hereof and regardless of any general incorporation language in such filing.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On April 24, 2012, the Company issued a press release announcing that Michael A. Newman has been promoted to Executive Vice President, Chief Financial Officer effective April 18, 2012. A copy of the press release is attached hereto as Exhibit 99.1. Mr. Newman has served in various officer capacities with the Company since 2002, most recently as Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of the Company since December 2010 and as interim Chief Financial Officer since September 2011. The Company will immediately commence a search for a new general counsel, and Mr. Newman will maintain his role as General Counsel in the interim. Mr. Newman will continue to serve as Corporate Secretary and report to the Company’s Chief Executive Officer, Gene Hodges. Mr. Newman will receive a base salary at an annual rate of $382,600 and will be eligible to receive an annual performance bonus with a total target bonus of up to 75% of his annual base salary pursuant to the terms of the 2012 Management Bonus Program, as amended on April 18, 2012 in connection with Mr. Newman’s promotion, a copy of which is attached hereto as Exhibit 99.2. The actual amount of the target bonus earned is based upon the Company’s achievement of billings and operating income targets as established by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors and more fully described in the 2012 Management Bonus Program, as amended.

Subject to the approval of the Compensation Committee, on April 30, 2012 Mr. Newman will be granted a stock option to purchase up to 50,000 shares of the Company’s common stock pursuant to the Company’s 2009 Equity Incentive Plan (the “2009 Plan”), with an exercise price per share equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on the date of grant (the “Option”). The Option will have a term of seven years and the shares subject to the Option will vest over four years, with 25% of the total shares vesting on the first anniversary of the date of grant, and the remainder vesting in equal monthly installments thereafter. In addition, subject to the approval of the Compensation Committee, Mr. Newman will be granted a restricted stock unit award (the “RSU Award”) for 50,000 shares of the Company’s common stock pursuant to the 2009 Plan on May 10, 2012, the Company’s quarterly restricted stock unit grant date. The shares subject to the RSU Award will vest over four years, with 25% of the total shares vesting on the first anniversary of the date of grant and the remainder vesting in equal installments semi-annually thereafter.

Mr. Newman’s biographical information is included in the Company’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2012, under the heading “Executive Officers of the Registrant,” which information is incorporated herein by reference.

(e)

The information set forth under Item 5.02(c) of this report is incorporated herein by reference.

Item 8.01    Other Events.

As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission, during the first quarter of 2010 the Company was informed by the U.S. Internal Revenue Service (“IRS”) that it had completed its audit of the

Company’s tax returns for the tax years ended December 31, 2005 through December 31, 2007. Accordingly, the IRS issued the Company a 30-day letter outlining all of their proposed audit adjustments and stating that the Company must either accept the proposed adjustments, subject to future litigation, or file a formal administrative protest contesting those proposed adjustments within 30 days. The proposed adjustments relate primarily to the cost sharing arrangement between the Company and its Irish subsidiary, including the amount of cost sharing buy-in, as well as to the Company’s claim of research and development tax credits and income tax deductions for equity compensation awarded to certain executive officers. The amount of additional tax proposed by the IRS totals approximately $19.0 million, of which $14.8 million relates to the amount of cost sharing buy-in, $2.5 million relates to research and development tax credits and $1.7 million relates to equity compensation awarded to certain executive officers. The total additional tax proposed excludes interest, penalties and state income taxes, each of which may be significant, and also excludes a potential reduction in tax on the Irish subsidiary.

The Company disagrees with all of the proposed adjustments and submitted a formal protest to the IRS for each matter. The IRS assigned the Company’s case to an IRS Appeals Officer and the appeals process commenced during the second quarter of 2011. In the third quarter of 2011, the IRS withdrew the proposed adjustment relating to equity compensation of $1.7 million. This reduced the amount of the additional tax proposed by the IRS for the tax years ended December 31, 2005 through December 31, 2007 to approximately $17.3 million, excluding interest, penalties, and state income taxes.

As a result of settlement discussions during the first quarter of 2012, the Company has reached an agreement in principle with the IRS Appeals Office to settle the remaining audit adjustments related to the cost sharing buy-in and research and development tax credits. Due to these negotiations, the Company recorded an additional tax provision of $8.8 million in the quarter ended March 31, 2012. Upon entering into a definitive settlement agreement, the Company expects to pay approximately $8 million in U.S. federal tax, plus approximately $5 - $6 million in state tax and accumulated interest related to the additional taxes and approximately $2 million of U.S. federal tax related to a tax election the Company expects to make in order to provide for future cash repatriation of approximately $23 million from the Company’s Irish subsidiary. The Company expects that these additional tax amounts would be offset in part by approximately $2 million of future U.S. federal tax benefits and approximately $2 million of future correlative non-U.S. tax benefits related to the Company’s Irish subsidiary. The settlement would completely resolve the buy-in issue relating to the cost sharing arrangement and would preclude any additional tax liability from the matters subject to the audit, including the buy-in for 2008 or future years. This is an agreement in principle only and the final terms and provisions of any settlement are subject to final approval. The Company estimates that all remaining matters related to the agreement could ultimately be resolved in the second half of 2012.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit Number	Description

99.1	Press release issued by Websense, Inc. on April 24, 2012 relating to financial results and the appointment of its Chief Financial Officer

99.2	2012 Management Bonus Program, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSENSE, INC.

Date: April 24, 2012	/s/ Michael A. Newman
Michael A. Newman
Chief Financial Officer (principal financial and accounting officer)

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by Websense, Inc. on April 24, 2012 relating to financial results and the appointment of its Chief Financial Officer

99.2	2012 Management Bonus Program, as amended